Exhibit 23.2

October 23, 2017

UNITED AIRLINES, INC.

233 South Wacker Drive

Chicago, IL 60606

Re:	Class B Pass Through Certificates – Series 2016-2 Preliminary Prospectus Supplement, dated October 10, 2017, to the Prospectus dated April 24, 2015, included in Registration Statement No. 333-203630 of United Airlines, Inc. and United Continental Holdings, Inc.

Ladies and Gentlemen:

We consent to the use of the report, dated as of October 23, 2017 prepared by us with respect to the aircraft referred to in the Preliminary Prospectus Supplement referred to above, to the summary of such report in the text under the headings “Prospectus Supplement Summary—Equipment Notes and the Aircraft”, “Risk Factors—Risk Factors Relating to the Class B Certificates and the Offering—The Appraisals are only estimates of Aircraft value” and “Description of the Aircraft and the Appraisals—The Appraisals” in such Preliminary Prospectus Supplement and to the references to our name under the headings “Description of the Aircraft and the Appraisals—The Appraisals” and “Experts” in such Preliminary Prospectus Supplement. We also consent to such use, summary and references in the Final Prospectus Supplement relating to the offering described in such Preliminary Prospectus Supplement, to the extent such use, summary and references are unchanged.

Sincerely,

AIRCRAFT INFORMATION SERVICES, INC.

/s/ Mark D. Halsor
Name: Mark D. Halsor
Title: President

Main Office: 1409 Peachtree Street, Suite 200, Atlanta, Georgia 30309

TEL: 404 870-AISI (2474) E-MAIL: mail@AISI.aero www.aisi.aero